Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), by and between Real Mex Restaurants, Inc., a Delaware corporation (the “Company”), and Richard (“Dick”) Rivera (the “Executive”). Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 1.1 hereof.
WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept such employment, each upon the terms and conditions set forth in this Agreement.
WHEREAS, the Company and Executive are parties to a Term Sheet Agreement entered into on April 4, 2009 which includes an Appendix I (“Appendix I,”)(together, the “Term Sheet Agreement”).
NOW, THEREFORE, in consideration of the mutual undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions
1.1 Definitions. As used herein, the following terms shall have the following meanings.
“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Board” means the board of directors of the Company.

“Cause” means the Company shall have “Cause” to terminate Executive’s employment upon: (i) the Board’s determination of gross misconduct or gross mismanagement by Executive that threatens injury to the Company or that results in Executive’s inability to substantially perform the duties of Executive’s position; provided that, where the gross misconduct or gross mismanagement is susceptible of being cured and the threatened harm is susceptible of being avoided, termination does not occur until after the Board provides Executive with five (5) calendar days prior written notice and, within such period, (i) Executive has failed to cure the gross misconduct or gross mismanagement and (ii) the threatened injury has not been avoided; (ii) the Board’s determination that Executive a) intentionally failed in any material respect to carry out or comply with any lawful directive of the Board consistent with the terms of this Agreement or b) unintentionally failed in any material respect to carry out or comply with any lawful directive of the Board consistent with the terms of this Agreement and which caused substantial injury to the Company (such does not include situations of poor decision making or exercise of ordinary business judgment in attempting to carry out or comply with the lawful directive of the Board); (iii) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, or Executive’s commission of any act constituting such felony or crime; (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliates’) premises or while performing Executive’s duties and responsibilities under this Agreement; (v) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates or in connection with Executive’s employment; (vi) Executive’s material violation of the Company’s harassment and discrimination policies, or Executive’s material breach of the confidentiality, non-disparagement, or non-competition covenants to the Company or Executive’s material breach of the representation and warranty that Executive’s employment with the Company as CEO and Chairman is not in conflict with any third party agreement or obligation you may have; (vii) Executive’s willful or prolonged, and unexcused absence from work (other than by reason of a physical or mental disability for which leave for such absence would be a reasonable accommodation).

“Company Group” means, collectively, the Company and its Subsidiaries and any successors thereto.
“EBITDA” means the Company’s earnings before interest, taxes, depreciation, and amortization in accordance with the Company’s customary practices and accounting procedures and adjusted as appropriate in the event of an acquisition, change in accounting procedures, and other customary adjustments.
“Employment Period” has the meaning set forth in Section 2.1.
“Good Reason” means Executive will have “Good Reason” to resign his employment within ninety (90) days following the occurrence of any of the following: (i) a reduction in Executive’s Annual Base Salary, either through the annual review process or otherwise, from the Annual Base Salary in effect in the prior year, other than as part of a generalized reduction in base salaries affecting other senior executives of the Company; or (ii) modification of position to any other than CEO and Chairman or required relocation of Executive’s permanent residence outside of Sarasota, FL. (it being understood, however, that Executive’s position requires the performance of his duties in Cypress, California consistent with a full-time schedule and the job responsibilities of a chief executive). Executive may not resign his employment for Good Reason unless he provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason and the Company has not cured the breach within such 30-day period.
“Permanent Disability” means either Executive is, or in the good faith determination of the Board will likely be, unable to substantially perform, by reason of illness, accident, injury, physical or mental incapacity or other disability, any of his essential duties or obligations under this Agreement for a period of ninety (90) consecutive days or for shorter periods aggregating 120 days during any period of twelve (12) consecutive months; provided, that such disability constitutes a disability for purposes of Section 409A.
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.
“Change in Control” means the occurrence of a “change in the ownership” or “sale of assets” for the Company. A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, other than the “Permitted Holders” (defined below), acquires ownership of stock of the Company or its parent company, RM Restaurant Holding Corp. (“Holdings”) that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of the Company within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi), and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company. A “change in the ownership” shall not occur in the event the “Permitted Holders,” or any of them, continue to own (directly or indirectly through ownership of more than 50% of each class of issued and outstanding stock of Holdings that carries voting rights and/or economic interests), more than 50% of each class of issued and outstanding stock of the Company that carries voting rights and/or economic interests. A “sale of assets” shall occur upon the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any person or group other than the Permitted Holders, any related parties of the Permitted Holders, or any of them. The Permitted Holders are: (a) Cocina Funding Corp., LLC (“Cocina”); KKR Financial CLO 2007-1, Ltd., KKR Strategic Capital Overseas Fund, Ltd., KKR Strategic Capital Fund, L.P., and KKR Strategic Capital Institutional Fund, Ltd. (collectively “KKR”); and Canpartners Investments IV, LLC (“Canpartners”), (b) H.I.G. Sun Partners, Inc., SCSF Cantinas, LLC and any of their Control Investment Affiliates, and members of the management of the Company, Holdings, and the Subsidiaries (collectively, the “Co-Investors”), and (c) any related parties of Cocina, KKR or Canpartners or the Co-Investors.
ARTICLE II
Employment
2.1 Employment. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on April 6, 2009 (the “Commencement Date”) and ending as provided in Section 2.4 (the “Employment Period”).
2.2 Position and Duties.
(a) Commencing on the date hereof and continuing during the Employment Period, Executive shall serve in the position of Chairman and Chief Executive Officer of the Company, and Executive shall also be a member of the Company’s Board, or of the board of directors of the Company’s parent, as appropriate. Executive shall have the typical duties, responsibilities and authority of a Person serving in such capacities in an organization of similar size and structure as the Company, subject in each instance to the supervision, determination, and direction of the Board or such Person as the Board may designate. Executive shall report directly to the Board or to such other Person as the Board may designate.

(b) Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the performance of Executive’s duties as Chairman and Chief Executive Officer. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, loyal, trustworthy, businesslike, and efficient manner.
2.3 Base Salary, Bonus, Benefits, Long-Term Equity/Profit Sharing Plan.
(a) Base Salary. Executive’s total annual base salary for 2009 calendar year shall be $500,000 (“Base Salary”), which shall be pro-rated from the Commencement Date. The salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. Executive’s Base Salary will be eligible for annual review and salary adjustment consistent with the process for similarly situated executives.
(b) Annual Bonus Potential. During the Employment Period, Executive shall be eligible to receive an annual (based on the Company’s fiscal year) bonus in a range of 0 — 150% of Base Salary, based on the Company’s Senior Management Bonus Plan. The Senior Management Bonus Plan for 2009 is attached as Appendix “1” to this Agreement. The Bonus shall be based upon the Company’s annual financial results, as reflected in its audited financial statements, and, when payable, shall consist of a single lump sum cash payment payable within thirty (30) days after the completion of the Company’s audited annual financial statements. The Bonus Plan for 2010 and any subsequent fiscal year shall be determined as follows: Within a mutually agreeable time period prior to the beginning of each fiscal year of the Company, Executive shall submit to the Board for its approval the Company’s operational plan, including a fiscal budget, for the next fiscal year of the Company. The Board shall establish financial targets and set conditions each year based on the approved operational plan (a “Bonus Plan”). The financial targets and conditions established for Executive’s Bonus shall be consistent with those established for other senior executives of the Company. Executive shall receive the percentage of the maximum Bonus specified by the applicable Bonus Plan, depending on whether the Company attains all or a portion of the financial targets established, and meets all of the conditions set under such Bonus Plan for that year. Any of the Company’s financial results that are used to calculate a Bonus shall be taken only from the Company’s audited financial statements for the applicable year.

(c) Benefits. During the Employment Period, consistent with past custom and practice, Executive shall be entitled to: (i) participate in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible, including, if offered by the Company to such executives, medical surgical, hospitalization, dental, worker’s compensation insurance and disability coverage, group retirement and welfare benefit plans, (ii) accrue four (4) weeks of paid vacation each year, subject to the conditions of the Company’s vacation policy, (iii) the payment by the Company to the Executive of a car allowance of $700 a month, payable in prorated bi-weekly installments, plus reimbursement of all reasonable, documented expenses related to the operation of an automobile, including gas, repairs, maintenance, insurance and registration fees, which shall not exceed $5,500 per year in aggregate in accordance with the Company’s senior management benefits plan, and (iv) such other benefits as the Board may from time to time determine. The benefits described in Section 2.3(c)(i)-(iv) above are collectively referred to herein as the Executive’s “Benefits.”
(d) Relocation; Housing; Related Expenses. During the Employment Period, in lieu of relocation from Sarasota, Florida to California and in addition to the Base Salary, Bonus, and the Benefits described in Sections 2.3(a)-(c), Executive shall be reimbursed for property lease expense on a temporary residence in the California location, all reasonable expenses relating to travel between Executive’s home in the Sarasota, Florida area and the Company’s principal office in Cypress, California, and for normal and customary related expenses up to $50,000 per annum in the aggregate across all categories, on an after-tax basis.
(e) Profit Sharing or Equity Participation. The Executive will participate in an equity and/or profit sharing plan based on EBITDA improvements, the details and specific mechanisms of which will be set forth in a separate stock option agreement, restricted stock agreement, profit sharing agreement, or other agreement as appropriate, and which will be consistent with the terms and conditions set forth in the Term Sheet Agreement, including Appendix I thereto. The Company and the Executive will finalize the separate agreement within the thirty (30) days of the execution of this Agreement, which will be integrated and become part of this Agreement.

2.4 Term; Termination; Severance.
(a) The Employment Period of this Agreement shall be for a two-year term from the Commencement Date with a one-year “evergreen” renewal unless either party provides notice of its intent not to renew ninety (90) days prior to renewal date. The Employment Period is subject to earlier termination (i) by reason of Executive’s death or Permanent Disability, (ii) by the Company at any time with or without Cause, subject to the definition of Cause above and the Severance provision set forth below, (iii) by Executive due to a Change in Control or for Good Reason, subject to the definition of Change in Control and Good Reason above and the Severance provision set forth below, or (iv) upon Executive’s resignation with 60-days’ advance notice to the Company (which notice the Company may accept in its discretion by providing regular pay and benefits in lieu of continued active employment) without Good Reason.
(b) If the Employment Period is terminated by the Board for Cause, or by reason of Executive’s death with six months or less of employment or Permanent Disability, or by Executive’s voluntary resignation without Good Reason and not due to a Change in Control, or if the Employment Period expires without renewal, the Executive shall be entitled to his Base Salary and Benefits up to the date of termination or expiration, but shall not be entitled to any further Base Salary or Benefits or any then unpaid Bonus for that fiscal year, any prior year, or any future year, or to any severance compensation of any kind, nature or amount.
(c) If the Executive’s employment is terminated as a result of his death after more than six months of employment, in addition to any entitlements provided by law, the Company shall pay or cause to be paid to Executive’s Estate (i) unpaid Base Salary and Benefits up to the date of such termination, and (ii) six (6) months of Executive’s Base Salary. The Estate shall not be entitled to any further Benefits or Bonus for that year or any future year, or to any other severance compensation of any kind, nature or amount.

(d) Subject to paragraph 2.4(e), if the Employment Period is terminated by the Board 1) without Cause for a reason other than Executive’s death or Permanent Disability or 2) by Executive’s voluntary resignation for Good Reason or within thirty (30) days following a Change in Control, Executive shall be entitled to (i) unpaid Base Salary and Benefits up to the date of such termination, (ii) payment of coverage continuation costs for COBRA eligible benefits (medical, dental, and executive medical reimbursement plan) for twelve (12) months, (ii) six (6) months of Executive’s Base Salary (payable in accordance with the terms of Section 2.4(g) below), and (v) vesting in the long-term equity and/or profit sharing plan on a 3-year straight line monthly basis pro rata through the date of termination as specified in the separate agreement to be entered into between the Company and Executive pursuant to Section 2.3(e). Executive shall not be entitled to any further Base Salary, Benefits or then unpaid Bonus for that year, any prior year, or any future year, or to any further severance compensation of any kind, nature or amount except as herein provided.
(e) Executive agrees that Executive shall be entitled to the payments provided for in Section 2.4(d) if and only if Executive has not materially breached as of the date of termination of the Employment Period the provisions of Sections 2.5, 2.6 and 2.7 hereof and does not breach such Sections at any time during the severance period, and the Company will be relieved of any obligation to make such payments during any portion of the severance period in which the Executive is in breach of any such obligation; provided that the Company will resume making such payments to Executive during the severance period at such time as the Board determines in good faith that any such breach has ceased or otherwise been cured and any damage to the Company remedied. Furthermore, if said breaches are cured and the damages to the Company have been remedied as set forth above in this Section, any payments that were withheld during the breach will be paid retroactively to the Executive.
(f) Any severance payments pursuant to Section 2.4(c) and (d) shall be made in installments on the payment dates on which Executive’s Base Salary would have otherwise been paid if the Employment Period had continued (net of any withholding taxes), and as of the date of the final such payment none of the Company or any other member of the Company Group shall have any further obligation to Executive pursuant to this Section 2.4 except as provided by law.

(g) Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive in connection with any termination of the Employment Period, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.
(h) Executive acknowledges and agrees that notwithstanding anything to the contrary set forth above, no severance payments or severance benefits shall be made to the Executive by the Company under Section 2.4(d) unless, if so requested by the Company, Executive executes, does not revoke, and delivers to the Company, within 60 days following Executive’s termination of employment, a general release in form satisfactory to the Company pursuant to which Executive releases and forever discharges the Company, its then or former parents, subsidiaries and affiliates, their respective predecessors and successors, and their respective officers, employees, agents, and directors, from all claims or actions of any kind arising on or before the date of termination. This general release and waiver shall include, but not be limited to, all claims or actions arising out of, or relating in any way to the Executive’s employment with the Company, including any claim for compensation, or any claim of discrimination under any state, federal or local law or regulation, including under the Age Discrimination in Employment Act of 1967, as amended, or any claim for wrongful termination, breach of contract, breach of covenant of good faith and fair dealing, negligence or intentional infliction of emotional distress, misrepresentation or defamation. If Executive maintains, or participates in any claim or action, in any court or agency, based wholly or partially upon a claim or action Executive has released or waived under this Agreement, Executive agrees to pay all expenses and costs (including reasonable attorney’s fees) incurred by the Company and those associated with the Company in defense of such claim or action. This release shall not be construed as a waiver of any rights executive has under any pension or other benefit plan maintained by the Company for its employees generally.

2.5 Confidential Information. The Executive acknowledges that he will have access to certain confidential, non-public and proprietary information, which includes, but is not limited to any information or knowledge obtained by the Executive during the course of his employment relating to ingredients, recipes, presentation of food, naming of menu items, all current products of the Company, any future or proposed products or services and any descriptions or features of any of the foregoing, customer lists, customer files, personnel files, computer records, financial and marketing data, process descriptions, policies and procedures, research plans, training materials and job aids, payroll, and any information pertaining to business plans or methods of operation, past, present or future (the “Confidential Information”), concerning the Company and other members of the Company Group and their respective officers, directors, shareholders, employees, agents and representatives and agrees that: (i) unless pursuant to prior written consent by the Board, the Executive shall not disclose any Confidential Information except as minimally necessary and appropriate and in the Company’s interest in the performance of Executive’s duties or unless compelled by court order or subpoena, in which case Executive shall (A) immediately notify the Company of any such court order or subpoena in order to enable the Company to contest such court order or subpoena, (B) fully cooperate with any efforts by the Company to limit the extent of such disclosure and (C) disclose only so much of such confidential information as is necessary to comply with such court order or subpoena; (ii) the Executive shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access to or disclosure of the Confidential Information; (iii) the Executive shall not use the Confidential Information in any way detrimental to the Company or any other member of the Company Group and shall use the Confidential Information for the exclusive purpose of effecting his duties of employment with the Company; and (iv) the Executive agrees that the Confidential Information obtained during his employment with the Company shall remain the exclusive property of the Company and any other member of the Company Group, and the Executive shall promptly return to the Company all material which incorporates, or is derived from, all such Confidential Information immediately following the date of termination. It is hereby agreed that Confidential Information does not include information generally available and known to the public or obtained from a source not bound by a confidentiality agreement with any member of the Company Group.

2.6 Inventions and Patents. The Executive hereby agrees that all inventions, innovations or improvements (‘Inventions”) in each case conceived or made by him either in the course of his employment with the Company, through the use of Company equipment, supplies, facilities, trade secrets, or time, relate at the time of conception or reduction to practice to the Company’s business or anticipated research or development, or resulting from any work performed by Executive for the Company, belong to the Company and such other member of the Company Group, and Executive hereby assigns, transfers, and conveys all rights, title, and interest of whatever kind and nature in such Inventions to the Company. The Executive will promptly disclose such inventions, innovation or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership by the applicable member of the Company Group. Inventions include any innovation or improvement in the method of conducting the business (including improvements, ideas and discoveries, whether patentable or not) of the Company or any other member of the Company Group. Executive is hereby notified that this Agreement does not apply to an invention which qualifies fully under the provisions of California Labor Code § 2870.
2.7 Noncompetition, Nonsolicitation, and Non-disparagement.
(a) The Executive acknowledges that in the course of his employment with the Company he will become familiar, with the trade secrets and other Confidential Information of the Company and other members of the Company Group, that his services will be of special, unique and extraordinary value to the Company, and that he will owe fiduciary duties and a duty of loyalty to the Company. Therefore, the Executive agrees that during the time he is employed by the Company, other than the previously disclosed interests in TGI Friday’s and Marlow’s Tavern, which are set forth in detail in the Directors & Officers Questionnaire by the Executiv, the Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business of the Company Group or any business in which any member of the Company Group has definitive plans to engage; provided, that the Executive shall not be precluded from purchasing or holding publicly-traded securities of any such entity so long as the Executive shall hold less than 2% of the outstanding units of any such class of securities and has no active participation in the business of such entity. As used in this Section 2.7(a) the “business of the Company Group” means the ownership, management, operation, or franchising of restaurants, canteens, cafeterias, kiosks and other food service operations featuring Mexican food and the manufacture and distribution of Mexican food products.

(b) During the Employment Period and for a period of one (1) year following Executive’s termination of employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit (i) any employee of the Company or any other member of the Company Group to leave the employ of the Company or such other member of the Company Group or (ii) any customer of the Company or Real Mex Foods, Inc. with whom Executive transacted business or about whom Executive learned confidential information during employment with the Company for the purpose of providing such customer with any product or service competitive with the Company or Real Mex Foods, Inc.
(c) During the Employment Period and for a period of one (1) year following Executive’s termination of employment for any reason, Executive will not make any disparaging, derogatory, or defamatory remarks about the Company, or any of the Company’s executives, officers, or directors, and Executive will not make any negative comments to the media or otherwise attempt to generate negative publicity about the Company or its executives, officers, or directors. This provision will not prevent or limit Executive from communicating with governmental agencies or the Board, from making use of the Company’s formal complaint procedures and polices, or from engaging in other communications protected by law.
(d) The Executive agrees that (i) the covenants set forth in this Section 2.7 are reasonable in scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of the Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(e) If, at the time of enforcement of this Section 2.7, a court shall hold that any portion is illegal, invalid, or unenforceable under the circumstances then existing, the parties agree that that the court shall have the authority to modify and reform such portion to the minimum extent necessary to make it legal, valid, and enforceable, and the parties further agree mutually to request that the court make such modification and reformation.
2.8 Indemnification. In accordance with the November 13, 2008 Amended and Restated Certificate of Incorporation of RM Restaurant Holding Corp., Article Nine — Indemnification, the Executive shall be entitled to indemnification by the Company. See, Appendix 2.
2.9 Conflicts of Interest; Company Policy. During the Employment Period, Executive will avoid conflicts of interest with respect to his duties, obligations, and loyalties to the Company, and Executive will comply with the Company’s operational and personnel policies and procedures.
2.10 Compliance with Section 409A.
(a) This Agreement shall be interpreted to avoid any penalty sanctions and adverse tax consequences under Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalty sanctions or adverse tax consequences under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions and adverse tax consequences will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as that term is defined for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment.
(b) To the maximum extent permitted under Section 409A, the severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Section 409A and any remaining amount is intended to comply with the “separation pay exception” under Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.

(c) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” at the time of his separation from service for purposes of Section 409A (as determined by the Company), no payment shall be made on account of such separation from service before the date that is six months after Executive’s separation from service (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(d) Notwithstanding anything to the contrary in this Agreement, all reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
ARTICLE III
Miscellaneous
3.1 Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, consulting or service agreement, or noncompetition agreement with any other person or entity, (iii) in deciding to enter into this Agreement, the Executive has not relied upon any statement, representation, or promise that is not set forth expressly herein, and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

3.2 Survival. Sections 2.4, 2.5, 2.6 and 2.7 and Sections 3.1 through 3.12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
3.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will only be deemed to have been given when delivered personally, sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:
To the Company:
Real Mex Restaurants, Inc.
5660 Katella Avenue
Suite 100
Cypress, CA 90630
Attn: Legal Department
To the Executive:
Richard (“Dick”) Rivera
401 S. Palm Ave. # 802
Sarasota, FL 34236
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.5 Complete Agreement. Subject to the provisions and requirements of Section 2.3(e) and the additional agreement to be entered into between the parties and incorporated herein regarding the long-term equity and/or profit sharing plan, this Agreement and its attachments embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral.
3.6 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
3.7 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns. Notwithstanding anything to the contrary contained herein, the Company shall have the right to assign any and/or all of its rights and obligations under this Agreement (i) to one or more other members of the Company Group; provided, however that no such assignment by the Company shall relieve the Company of its obligations hereunder in the event that any such obligations are not satisfied by the other members of the Company Group and (ii) in connection with the sale of the Company, whether by merger, consolidation, reorganization, sale of all or substantially all of the Company’s assets, or sale of a majority of the outstanding shares of the Company’s stock or otherwise.
3.8 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen hereto by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

3.9 Governing Law; Consent to Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. In the event of any dispute relating to or arising out of this Agreement or Executive’s employment with the Company or the Company Group, the Company and Executive hereby consent and stipulate to personal jurisdiction and venue exclusively in the courts of the State of California.
3.10 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights, under this Agreement specifically, to recover damages caused by any actual or threatened breach or violation of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any actual or threatened breach of the provisions of this Agreement and that, in addition to any other remedies available under applicable law, any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
3.11 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.
IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the dates set forth below.

REAL MEX RESTAURANTS, INC.
Dated: 5/19/09	By:	/s/ Steven Tanner
		Name:	Steven Tanner
		Title:	Executive Vice President and Chief Financial Officer

Dated: 5/27/09	/s/ Richard Rivera
Richard (“Dick”) Rivera

APPENDIX “1”
SENIOR MANAGEMENT BONUS PLAN

REAL MEX RESTAURANTS, INC.
2009 SENIOR MANAGEMENT BONUS PLAN
This document provides a description of the bonus plan for the Company’s Senior Management.
PARTICIPANTS
Participants are defined as Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents, and Vice Presidents working in the corporate offices (Restaurant Support Center).
BONUS TARGETS
Bonus potential will be a percentage of the eligible employee’s base salary (excludes all fringe benefits (car allowance, etc.).

Bonus Target
Positions	as % of base
CEO	150%
CFO	50%
Corp SVPs	40%
Operations SVPs	40%
Corp VPs	30%
BONUS CRITERIA
The bonus program for senior management has two components:
1.	Maximize EBITDA: Up to 70% of senior management’s bonus opportunity is tied to achieving adjusted EBITDA (which is after bonuses earned). The table below reflects various EBITDA targets and the corresponding bonus that is earned. RMR Adjusted EBITDA will be the target for all bonus eligible employees except the Senior VPs of Operations, who will be tied to Controllable Profit less G & A expenses for their respective operating divisions. Please note that the senior management team has a vested interest in maximizing profits as 10% of EBITDA earned in excess of the 100% targets below will be prorated and split amongst the bonus eligible senior team members.

			Bonus
RMR adj EBITDA	ET/ACA CP-G&A	CH CP-G&A	Multiplier
> $40.8M	(10% of plus EBITDA is added to bonus pool and allocated based on bonus targets above)
$40.8M (100%)	$65.6M	$39.3M	70%
$39.6M (97%)	$63.6M	$38.1M	52.5%
$38.3M (94%)	$61.6M	$36.9M	35%
$37.1M (91%)	$59.7M	$35.7M	17.5%
Below $37.1M	Below $59.7M	Below $35.7M	0%
2.	Maximize Cash Flow: Up to 30% of senior management’s bonus is tied to free cash flow, which is defined as RMR adj EBITDA — debt service — capex — pre-opening costs - income taxes. The table below reflects various cash flow targets and the corresponding bonus that is earned.

Bonus
RMR Free Cash	Multiplier
$6.8M	30%
$6.6M	22.5%
$6.4M	15%
$6.2M	7.5%
Below $6.2M	0%

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ELIGIBILITY
To be eligible for a full share of the bonus, participants must be employed in a bonus eligible position on the first day of the fiscal year. Otherwise the following guidelines apply:
•	New Hire/Transfer/Promotion — Bonus payments will be prorated according to the number of days during the year that the individual worked in bonus eligible position(s).
•	Demotion — Any bonus eligible individual who is demoted during the year will be subject to the eligibility and award provisions for the position he or she occupies at the end of the fiscal year.
•	Termination — A bonus plan participant will not be eligible for bonus if their employment terminates for any reason prior to the date that bonus checks are issued by the Company. Additionally, if a plan participant should leave the Company and then return to work before the bonus is paid, he/she will be ineligible for any bonus payment.
ADDITIONAL RULES AND GUIDELINES
All bonuses are subject to the following criteria:
PAYMENTS
•	Bonus payments will be prorated to reflect changes in base salary and promotions that occur during the bonus eligibility period.
•	Bonus payments will be subject to all applicable taxes.
•	Annual payments are to be made following completion of the audit.
•	In order to receive the annual bonus, participants must be employed and in good standing with the Company when the bonus is paid.
•	A significant goal of this plan is to foster loyalty and to encourage continued employment by plan participants. Therefore, despite meeting all other eligibility requirements under the plan, any participant who terminates his or her employment prior to the payment will have forfeited any rights to payment of any portion of his/her bonus.
•	If a plan participant should leave the company and then return to work for the company before the bonus is paid, he/she will be ineligible for any bonus payment.
•	The Company reserves the right to alter the bonus periods or payment dates at any time.
DISCRETIONARY ADJUSTMENTS
•	Any bonus payment may be increased or decreased by the President/CEO, based on individual performance factors or special circumstances deemed vital by the Company.
•	Bonus calculations will be adjusted for any material change in Accounting Principles or other factors, which occur after the start of the plan year if they have material impact on the bonus.
•	Budgets will be corrected for any material mathematical errors subsequent to final bonus approvals.
•	The Board of Directors reserves the right to amend or eliminate the bonus program at any time.
DETRIMENTAL CONDUCT
Management conduct deemed detrimental to the Company can result in forfeiture of bonus and additional disciplinary action including termination.
This bonus plan may not be modified, except in writing, by the CEO of the Company.

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APPENDIX “2”
ATTACHED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF RM
RESTAURANT HOLDING CORP.

Delaware

The first State
I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “RM RESTAURANT HOLDING CORP.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF NOVEMBER, A.D. 2008, AT 11:58 O’CLOCK A.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4198165 8100	AUTHENTICATION: 6963909

081113562	DATE: 11-13-08
you may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:58 AM 11/13/2008
FILED 11:58 AM 11/13/2008
SRV 081113562 - 4198165 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RM RESTAURANT HOLDING CORP.
RM Restaurant Holding Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:
1.	The name of the Corporation is RM Restaurant Holding Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 16, 2006.
2.	This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) by unanimous written consent in lieu of a meeting in accordance with Sections 141(f), 242 and 245 of the DGCL and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242 and 245 of the DGCL, and amends and supersedes in its entirety the Certificate of Incorporation of the Corporation.
3.	The Certificate of Incorporation of this Corporation is hereby amended, and restated to read in its entirety as follows:
ARTICLE ONE
NAME
The name of the corporation is RM Restaurant Holding Corp. (the “Corporation”).
ARTICLE TWO
ADDRESS OF REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE
PURPOSE
The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE FOUR
CAPITAL STOCK
(a) Designation and Amount. The total number of shares of stock which the Corporation has authority to issue is 500,000 shares, consisting of 400,000 shares of common stock, with a par value of $.001 per share (the “Common Stock”), and 100,000 shares of preferred stock, with a par value of $.001 per share (the “Preferred Stock”).
(i) Conversion. Effective as of the filing of this Certificate of Incorporation (the “Effective Time”), each one (1) share of Non-Voting Common Stock of the Corporation issued and outstanding at such time shall automatically, without further action by the Corporation or any holder or any person having the right to acquire such shares, be reclassified and converted into one (1) share of voting Common Stock of the Corporation (the “Conversion”).
(ii) Reverse Stock Split. Effective immediately after the Conversion at the Effective Time, each one (1) share of Common Stock of the Corporation issued and outstanding at such time shall automatically, without further action by the Corporation or any holder or any person having the right to acquire such shares, be reclassified and converted into one hundredth (0.01) of a share of Common Stock of the Corporation (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, issue to the holder otherwise entitled to such fractional share the nearest whole share (with fractional shares equal to exactly 0.5 being rounded up). Each certificate that represented shares of Common Stock of the Corporation prior to the Reverse Stock Split shall automatically, without further action by the Corporation or any holder or any person having the right to acquire such shares, represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall be reclassified and converted. Without limiting the foregoing, if any certificate for shares of Common Stock in existence on or prior to the Effective Time is not surrendered after the Effective Time in exchange for a new certificate representing shares of Common Stock as reclassified and converted herein, the holder of such certificate for Common Stock shall be entitled to that number of votes to which the holder would be entitled upon surrender of such certificate and shall be entitled to the dividend, liquidation and other rights attributable to shares of Common Stock to which the holder would be entitled upon surrender of such certificate, in each case after giving effect to the reclassification and conversion effected hereby.

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(b) Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.
(c) Common Stock.
(i) Dividends. Subject to the terms of the Preferred Stock, the Board of Directors may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the Corporation. The holders of the Common Stock shall share ratably in any such dividend in proportion to the number of shares of Common Stock held by each such holder.
(ii) Voting Rights. Except as otherwise provided by the DGCL, by this Certificate of Incorporation or any amendments thereto or by resolutions adopted by the Board of Directors providing for the issuance of Preferred Stock, all of the voting power of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders.
(iii) Liquidation. Subject to the terms of the Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation remaining available for distribution to stockholders, if any, shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each such holder.
ARTICLE FIVE
BOARD OF DIRECTORS
(a) Board of Directors. The Board of Directors shall consist of seven (7) members. In the election of directors of the Corporation, each stockholder is entitled to the number of votes that is equal to the number of shares owned by such stockholder multiplied by the number of directors to be elected. Each stockholder may cast all of the resulting votes for a single director, or may distribute them among the directors to be elected at the stockholder’s discretion.
(b) Restrictions. The Corporation shall not, without the prior vote or written consent of the number of directors constituting at least seventy percent (70%) of the members of the Board of Directors:
(i) appoint or remove the Chief Executive Officer of the Corporation (which vote for this purpose shall not include the vote of the Chief Executive Officer if he or she is then a director);

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(ii) conduct an initial public offering of any class of equity securities of the Corporation or of any subsidiary;
(iii) incur indebtedness for borrowed money in excess of $5,000,000 in any one or a series of related transactions;
(iv) guarantee the indebtedness of others in excess of $5,000,000;
(v) repurchase or redeem equity securities of the Corporation, except from employees or consultants of the Corporation;
(vi) amend or modify the bylaws of the Corporation; or
(vii) declare or pay any dividends or make any other distributions on shares of the Corporation’s Common Stock.
For the avoidance of doubt, if there are seven (7) members of the Board of Directors entitled to vote, then the foregoing actions shall require the prior vote or written consent of at least five (5) of the seven (7) members of the Board of Directors.
(c) Additional Restrictions. The Corporation shall not, without the affirmative vote or written consent of the holders of at least seventy percent (70%) in voting power of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class:
(i) effect, other than in the ordinary course of business, any sale, lease, assignment, transfer, or other conveyance of any material assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation, or effect any transaction or series of related transactions in which the securityholders of the Corporation own less than fifty percent (50%) of the voting power of the surviving or continuing Corporation immediately thereafter (provided that this provision shall be subject to and shall not limit or restrict in any way Section 6.3 of the Stockholder Rights Agreement, dated as of November 13, 2008, by and among the Corporation and the stockholders of the Corporation who are parties thereto (only at such times as a such provision is then in effect));
(ii) acquire any other company or business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, which constitute(s) a material transaction for the Corporation;
(iii) issue any equity or debt securities of the Corporation or any of its subsidiaries, including creating or amending any stock option or stock purchase plan to change the number of shares subject to such plan or adopt a new equity incentive plan;
(iv) amend or modify this Certificate of Incorporation;
(v) change the size of the Board of Directors;

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(vi) enter into a new line of business not reasonably related to the restaurant business or the business of manufacturing, distribution or marketing food products; or
(vii) enter into a recapitalization, liquidation, spinoff, split-up or dissolution of the Corporation or cause the Corporation to file for protection under applicable bankruptcy laws.
Notwithstanding the foregoing, any amendment or modification of this Certificate of Incorporation to increase the total number of shares of stock which the Corporation has authority to issue as set forth in paragraph (a) of Article Four shall require the approval of the Board but shall not require the approval of stockholders described in this paragraph (c) of this Article Five, if (and only if) such increase is solely for the purpose of complying with Section 6.2(a) of the Exchange Agreement, dated as of November 13,2008, by and among the Corporation and the stockholders of the Corporation who are parties thereto (only at such times as a such provision is then in effect).
(d) Committees. If the Board of Directors shall establish any committees of the Board, each director (other than a director who is then an officer or other employee of the Corporation or a subsidiary of the Corporation) shall have the right to serve as a member of any such committee.
(e) Termination of Provisions. Paragraphs (b), (c) and (d) of this Article Five shall terminate and be of no further force or effect immediately preceding the effectiveness of the Corporation’s initial public offering.
ARTICLE SIX
EXISTENCE
The Corporation is to have perpetual existence.
ARTICLE SEVEN
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, but subject to paragraph (b) of Article Five, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

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ARTICLE EIGHT
MEETINGS OF STOCKHOLDERS
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
ARTICLE NINE
INDEMNIFICATION
(a) Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection, with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Article Nine, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. The right to indemnification conferred in this Article Nine shall be a contract right and, subject to paragraphs (b) and (d) of this Article Nine, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

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(b) Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under paragraph (a) of this Article Nine or advance of expenses under paragraph (d) of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Nine is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Nine.
(d) Expenses. Expenses incurred by any person described in paragraph (a) of this Article Nine in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
(e) Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Nine and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

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(f) Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.
(g) Merger or Consolidation. For purposes of this Article Nine, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(h) Exculpation. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
(i) Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
ARTICLE TEN
BUSINESS OPPORTUNITIES
To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of an officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

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ARTICLE ELEVEN
BUSINESS COMBINATIONS
The Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE TWELVE
AMENDMENTS
Subject to paragraph (c) of Article Five, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein or by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on the 13th day of November, 2008, by the undersigned duly authorized officer.

RM RESTAURANT HOLDING CORP.
By:	/s/ Frederick F. Wolfe
	Name:	Frederick F. Wolfe
	Title:	CEO and President

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Division of Corporations - Online Services
The Secretary of State of Delaware issued a certificate for RM RESTAURANT HOLDING CORP. whose file number is 4198165 on 11/13/2008 under request number 081113562 for authentication number 6963909.